April 14, 2005



Aram H. Keith
c/o 19 Technology Drive
Irvine, CA 92618

      FILE:  194-99000

Dear Mr. Keith:

As you know, Stantec Inc. ("Stantec") and The Keith Companies, Inc. ("TKI") are finalizing negotiations intended to result in an agreement whereby TKI will effectively become a wholly owned subsidiary of Stantec (the "Merger"). I am excited about the future prospects of the combined company and look forward to your contribution to the combined company following the close of the Merger both as an employee and as a member of the Board of Directors of Stantec.

Conditional upon the close of the Merger, Stantec will cause Stantec Consulting California Inc. ("SCC"), the company into which TKI will be merged, to extend to you a formal offer of employment generally on the terms and conditions of the sample agreement attached hereto (the "Offer Letter").

The Offer Letter will, effective with the Merger, supercede all of the terms and conditions of your existing employment arrangements and agreements with Stantec, including the change of control letter agreement dated March 22, 2001 (the "Change of Control Agreement"). In consideration of Stantec proceeding with the Merger and your formal employment offer which will be generally in the form of the sample agreement attached hereto, please sign as indicated below and return this letter to David Antheil of Akin Gump Strauss Hauer & Feld LLP by April 14, 2005. By signing and returning this letter, you acknowledge that, contingent upon the close of the Merger, the delivery of your formal employment offer as described above and the payment of $525,000 as described below, (1) the Change of Control Agreement shall terminate and be without force or effect, (2) you have waived your rights under the Change of Control Agreement, including, without limitation, the right to receive any compensation or benefits, and (3) the failure of Stantec to assume the Change of Control Agreement shall not be a breach of the Change of Control Agreement. Your combined compensation and benefits for the first year following the close of the Merger will be substantially the same as Stantec's Chairman (approximately US$125,000), paid bi-weekly, inclusive of all compensation for your activities as a member of the Stantec Board. Following the first anniversary of the Merger close, your compensation will revert to the compensation paid, from time to time, to outside members of the Stantec board. As further consideration for the termination of the Change of Control Agreement, you shall be entitled to receive an additional payment of US$525,000 at the time of the Merger close.


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Your efforts on behalf of TKI have been recognized and appreciated by the TKI shareholders, and I look forward to your continuing success with Stantec.

Sincerely,



STANTEC INC.


Tony Franceschini
President & CEO
Tel: (780) 917-7077
Fax: (780) 917-7330
apf@stantec.com



ACKNOWLEDGMENT

I consent to the termination of the Change of Control Agreement contingent on the close of the Merger, the receipt of the formal employment offer and the payment of $525,000, as described above. I understand that, upon termination of the Change of Control Agreement, I no longer will be entitled to any payments or benefits under the Change of Control Agreement. I also understand that the failure of TKI to require Stantec to assume the Change of Control Agreement shall not be considered a breach of the Change of Control Agreement

In the event Stantec or TKI decide not to proceed with the Merger, or in the event the Merger doesn't close, the Change of Control Agreement shall continue unaltered, as if this Acknowledgement was never executed.



Signed   April 14, 2005.


/s/ Aram H. Keith
----------------------------------
ARAM H. KEITH




Attachment



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